Rule 424B3
                                                            File No. 333-11687

                     SUPPLEMENT NO. SEVEN DATED APRIL 30, 1998
                      TO PROSPECTUS DATED SEPTEMBER 30, 1996
                                  INACOM CORP.
            6% Convertible Subordinated Debentures due June 15, 2006


     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated September 30, 1996, forming a part of the Registration Statement on Form S-3, File No. 333-11687. Any cross references in this Supplement refer to portions of the Prospectus.

     The information concerning the Selling Stockholders listed under "Selling Stockholders" in the Prospectus may change from time to time and will be set forth in supplements, such as this Prospectus Supplement.

     The purpose of this Supplement is to add an additional Selling Stockholder as of April 29, 1998. The following table sets forth the name of the additional Selling Stockholder and the number of shares of Common Stock which may be offered for the account of such Selling Stockholder under the Prospectus.

                                                 Aggregate Principal                         Number of Shares
                                                Amount of Debentures                          of Common Stock
                                                  That May Be Sold                           That May Be Sold*

Forest Alternative                                      $1,250,000                                52,083
Strategies Fund II LP
Series A-5

Forest Alternative                                        $100,000                                 4,167
Strategies Fund II LP
Series A-5 I

Forest Alternative                                         $50,000                                 2,083
Strategies Fund II LP
Series A-5 M

Forest Global                                             $500,000                                20,833
Convertible Fund Series A-5

Forum Capital Markets LLC                                 $402,000                                16,750

*Assumes a conversion price of $24.00 per share.


     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Holders in future supplements to the Prospectus.

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